EXHIBIT 99.1

MICRON TECHNOLOGY, INC. TO OFFER $450 MILLION OF WARRANTS

    BOISE, Idaho—July 12, 2001—Micron Technology, Inc. (NYSE:MU-news), announced today that it intends to raise, subject to market and other conditions, gross proceeds of approximately $450 million from the issuance of warrants to purchase its Common Stock ($500 million, if an option to purchase an additional $50 million of warrants is exercised in full). The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933.

    The net proceeds of the offering will be used for general corporate purposes, including capital expenditures and to meet working capital needs.

    This news release does not constitute an offer to sell or a solicitation to buy any of these securities. Any offers of the securities will be made only by means of a private offering circular. The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

    Micron Technology, Inc., and its subsidiaries manufacture and market DRAMs, very fast SRAMs, Flash Memory, other semiconductor components, and memory modules. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc. visit its website at www.micron.com.

Contact:

  Micron Technology, Inc.
  Sean Mahoney, 208/368-4400
   smahoney@micron.com
  Web Site URL—  http://www.micron.com
  Fax-on-demand—800/239-0337